Exhibit 99.1

ITG Declares Quarterly Dividend and Increases Share Repurchase Authorization

NEW YORK, February 15, 2018 — ITG (NYSE: ITG) today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.07 per share on the company’s common stock. The dividend is payable on March 15, 2018, to stockholders of record at the close of business on February 27, 2018.

The Board of Directors also authorized the repurchase of an additional 4 million shares, bringing the total number of shares currently available for repurchase to 4.4 million shares. As previously noted, ITG intends to continue share repurchases in an amount sufficient to offset all the dilution from share issuances on the vesting of employee stock awards during 2018. The timing and number of shares repurchased will be dependent on a variety of factors, including market and business conditions and competing needs for the use of capital.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Media/Investor Contact:

J.T. Farley
(212) 444-6259
corpcomm@itg.com

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